Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

UnitedHealth Group Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Floating Rate Notes due 2026	457(r)	$500,000,000	100.000%	$500,000,000	0.0001476	$73,800.00

Fees to Be Paid	Debt	4.750% Notes due 2026	457(r)	$650,000,000	99.832%	$648,908,000	0.0001476	$95,778.82

Fees to Be Paid	Debt	4.800% Notes due 2030	457(r)	$1,250,000,000	99.940%	$1,249,250,000	0.0001476	$184,389.30

Fees to Be Paid	Debt	4.950% Notes due 2032	457(r)	$1,500,000,000	99.773%	$1,496,595,000	0.0001476	$220,897.42

Fees to Be Paid	Debt	5.150% Notes due 2034	457(r)	$2,000,000,000	99.994%	$1,999,880,000	0.0001476	$295,182.29

Fees to Be Paid	Debt	5.500% Notes due 2044	457(r)	$1,500,000,000	99.081%	$1,486,215,000	0.0001476	$219,365.33

Fees to Be Paid	Debt	5.625% Notes due 2054	457(r)	$2,750,000,000	99.801%	$2,744,527,500	0.0001476	$405,092.26

Fees to Be Paid	Debt	5.750% Notes due 2064	457(r)	$1,850,000,000	99.397%	$1,838,844,500	0.0001476	$271,413.45

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$11,964,220,000		$1,765,918.87

	Total Fees Previously Paid

	Total Fee Offsets							—

	Net Fee Due							$1,765,918.87